Exhibit 10.3

Share Purchase Agreement	Confidential

Share Purchase Agreement

This Share Purchase Agreement (hereinafter referred to as “the Agreement”) is entered into and executed by and between the following parties in Shanghai, China on October 22nd, 2014:

Party A (Purchaser): SPI Solar Power Suzhou Co., Ltd.

Party B (Transferor):Liaoning Xinda New Energy Investment Co., Ltd.

Target company: Chaoyang Tianhua Sunshine New Energy Investment Co., Ltd.

Party C (Share Pledgee): GD Solar Co., Ltd.

Whereas:

1. Target company Chaoyang Tianhua Sunshine New Energy Investment Co., Ltd. hereinafter referred to as “project company”, which is funded by Party B on May 29th, 2013 with registered capital of 10 million RMB and paid-in capital of 10 million RMB, Party B has fulfilled the investment obligation and holds 100% stocks of the targeted company. The company is located in High-tech Park of Chaoyang City; legal representative: Zhang Jianhua; business scope: new energy project investment and development, electric power project investment management, agent and sale for crystalline silicon and other photovoltaic materials (materials limited or banned by state is not allowed; materials that shall obtain approval, license or qualification from relevant sectors are not allowed before obtaining, materials can only be permitted by valid approval, license and qualification).

Share Purchase Agreement	Confidential

2. Party C is the general contractor of project engineering procurement construction (EPC) who shall guarantee project completion acceptance has been finished and combined to the grid and warrant project company will pay outstanding EPC service payables to Party C, Party B is voluntary to pledge Party B’s 100% shareholdings of the targeted company to Party C.

3. Party B is willing to transfer 100% shareholdings of target company to Party A according to clauses as stipulated in the Agreement, Party B is willing to purchase the above transferred shares and share under conditions as stipulated in the Agreement, Party C agrees to purchase 100% shareholdings of Party B according to clauses as stipulated in the Agreement, Party B shall give priority to pay oustanding EPC project payables for Party C by gained share transfer considerations.

Hereby, according to Corporation Law, Contract Law, the parties hereto reach an agreement on share purchase as follows through friendly consultations on the principle of mutual cooperation and mutual benefit:

Article 1 Definitions

Words and Terms in this Agreement shall have the same meaning as follows, unless otherwise stipulated in the Agreement:

1.1 “Agreement” or “the Agreement” refers to this Share Purchase Agreement.

1.2 “Target share” refers to 100% shareholdings of target company that held by Party B and Party A plans to purchase.

1.3 “share Transfer” refers to target share purchased by Party A from Party B under terms and conditions as stipulated in the Agreement and target share transfer action performed by Party B to Party A under terms and conditions as stipulated in the Agreement.

1.4 “Delivery Completion Date” refers to the date that obtains the transferring business license after completing delivery of targeted shareholdings and target company and finishing transference registration of shareholder, new border director in industrial and commercial bureau at the original company registration place according to clauses of the Agreement. Delivery Completion Date shall be took place within 10 days since Party A and Party B have confirmed the qualified delivery date.

Share Purchase Agreement	Confidential

1.5 “Target Company Transfer” refers to complete transfer all and any original copy of materials related to capitals and business on target company operation management including the administrative official seal, special financial seal, special contract seal, all seal impressions of all departments (if have), all industrial and commercial business licenses, materials related to human resources, administration, finance, project information and technical literature, together with all the contracts to Party A. Party B shall be borne to all and any responsibilities arising from sealing without confirming with and registration by Party A after transferring seals of target company to Party A.

1.6 “Related Party” refers to any company or entity that controls a “person ”directly or indirectly, or that controlled by this “person”, or that mutual control or controlled with or by this “person” for any “person”. Term “control” used herein this agreement for any person refers to (1) this person holds over fifty percent (50%) issued capital stock; (2) votes to pass this person holds over fifty percent (50%) votes or voting proxy that passes this person holds over fifty percent (50%) votes; (3) pass through board of directors or most members of similar institutions that is entitled to appoint this person, or (4) capable of controlling the management or decision of this person through contract or other ways.

1.7 “Third Party” refers to any natural person or legal person that with the exception of all parties involving in the Agreement.

1.8 “All Parties” refers to all the parties of this Agreement, including Party A, Party B, Party C and target company.

Article 2 Terms of Delivery

2 Party A shall consider the following requirements for purchasing target share:

2.1 Party B and the target company guarantee the following states under this agreement are (and always will be) truthful, accurate, complete and non-misleading;

2.2 The transactions related to this Agreement shall have obtained required approval and permitted documents before finishing registration of all parties and approval, registration, record, report and other procedures by local government (if necessary);

Share Purchase Agreement	Confidential

2.3 Party A and Party B have obtained formal approval (if necessary) of related issues on target company share transfer from relevant authorities (including but not limited to border of directors, border of shareholders, higher authority sectors, etc. );

2.4 Party B shall have finished due diligence of target company and conduct due diligence of statements and guarantees of Party B and target company shall have no significant variance; and no events or circumstances that shall or could have significant adverse effect towards legal registration, business permit, intellectual property, asserts and liabilities, business operation, account tax, project construction, environmental protection or other aspects have occurred; Party A is entitled to adjust share transfer considerations or require Party B and target company to amend within a limited time, so as to ensure no significant variance occurs in statements and guarantees after amendment if due diligence of target company conducted by Party A has significant variance with statements and guarantees of party B and target company;

2.5 Party B shall guarantee that the10MW photovoltaic power station project of the project company have obtained necessary related approval process and operation process, including but not limited to: registration documents of project approval and record, project determination documents, project documents of construction stage, documents of grid-connection and operation, etc.;

2.6 Legal documents needed for signing delivery by both parties;

2.7 share pledge or limitation of rights of target company has been released.

Article 3 share transfer arrangement and considerations

Both parties agree the following terms on the basis of consensus:

3.1 Party B agrees to transfer to party A, Party A agrees to assign target share, and Party C agrees to cooperate on handling formalities of shares custody for the convenience of finishing share delivery and industrial and commercial transfer registration formalities successfully and in time by Party A and Party B. Party A, Party B and Party C all agree to finish target share delivery, industrial and commercial transfer registration formalities and target company transfer in accordance with clause 3.5.2 after signing this Agreement, Party A shall pay Party B in accordance with terms of payment as stipulated in the Agreement.

Share Purchase Agreement	Confidential

3.2 All expenses, costs, dues, debts or/and existing debts related to all relevant approval formalities of photovoltaic power station project of target company that the target company shall be borne to the target company, if it fails to pay before the stipulated delivery date and result in target company still have to bear the payment obligation after delivery date, Party B agrees Party A to deduct the expense from share transfer considerations paying to Party B or Party B shall make compensation for Party A. Target company and Party A shall not be responsible to debts or/and existing debts before delivery, Party B shall be responsible for bearing debt obligations of such matters. Party A is entitled to deduct the expense from share transfer considerations paying to Party B or Party B shall make compensation for Party A if target company take the payment loan. Party A shall cooperate if requires to sign relevant credit and debt transfer agreement with any third party. Assets, credits and labor relation with employees of target company are still remained unchanged in the target company.

3.3 Party A enjoys corresponding stockholder's right according to its target share after transfer and take corresponding stockholder’s obligations since delivery date. Investment and shareholdings of stockholder in target company before and after transferring target share are as follows:

Stockholder’s name	Shareholdings before transfer	Shareholdings after transfer
Party B	100%	0%
Party A	0	100%
Total	100%	100%

3.4 Target share transfer consideration. Target share transfer consideration. Subjected to this agreement's conditions, according to the information disclosed by Target B and the agreement's representations and warranties, the transfer amount in this agreement is RMB100 million (amount in words: RMB0.1 billion) which among it the consideration for shares is RMB10 million; In order to repay the target company's oustanding EPC project payables, the rest of RMB90 million should be paid to target company by Party A.

Share Purchase Agreement	Confidential

3.5 Terms of payment:

3.5.1 Party A shall pay RMB10 million in ten days after this agreement be signed;

3.5.2 After Party B receive the advance payment, Party B shall cooperate with Party A or the third party intermediary appointed by Party A to do the investigation (law, business aspects and so on). After 10 working days which the purchaser complete the investigation and the second agreed preconditions in this agreement has been confirmed, Party C shall aid in transact share release so that Party A and Party B can accomplish the target alternation registration formality and target company handover. After the delivery finished, Party A shall pay RMB80 million in cash on December 20,2014;

3.5.3 Within one year from the date of the completion of this transaction settlement, if the target company or/and transferor without violation of this agreement’s statement and guarantee, Party A finished the transaction within one year, Party A should pay the spare money RMB10 million to the transferor’s appointed account.

3.6 Before final payment of the cash amount, if the target company and/or breach this Agreement and the transfer of "representations, warranties" clause, and cause actual losses to the purchaser, the purchaser is entitled to unpaid consideration payable directly deductible the amount of loss, and the balance will be paid after deduction of the loss to the transferor at the time specified accounts receivable final payment of the cash payments. Party to meet the unpaid price is insufficient to pay for damage caused to the Party, the transferor shall bear the corresponding liability. Above compensation for Party Party does not affect any other rights enjoyed under the applicable laws and this Agreement or relief, without prejudice to any rights of other parties except the responsible party under this Agreement or relief enjoyed.

3.7 Both parties should be required on the basis of Chinese law, Each Party is fully liable for the payment of all taxes and other fees related to this Agreement. Party B and target company should pay the taxes according to relevant tax rules to competent tax authorities. If party b and target company didn’t pay the tax and tax authorities enforce party A or target company to pay its tax, party A has the right to make recovery from the party B’s share transfer consideration.

Share Purchase Agreement	Confidential

Article 4 Statement and Guarantee

4.1 In order to fulfill the purpose of this agreement, Party B and the target company should make statement and warrants to Party A respectively and separately as follows (contents of situation that have disclosure to Party A are shown in appendix 1 “Disclosure Letter” ):

4.1.1 Party B valid target equity acquisition, in addition to the protocol disclosure, target equity does not exist any pledge, guarantee or other third party right restrictions, obstacles and other defects; if there are other Target Corp equity pledge, guarantee or other third party rights restriction, Party B shall, before the closing from the target equity pledge, to guarantee or other third party rights restriction, or agreement the parties signed an agreement on the rights restrictions for processing, in order to achieve the purpose of this Agreement

4.1.2 There exists no contract, agreement or other arrangement that under this agreement by Party B or target equity related Target Corp as a signed, the transfer of ownership or Party A that may have a significant adverse impact;

4.1.3 In addition to Party A disclosure cases, there exists no other financing files about Target Corp and related agreement of other shareholder rights or documents, which would adversely affect the acquisition of or possible terms and if a Target Corp has obtained the consent of the consent of the relevant obliges Target Corp does not exist in previous financing documents

4.1.4 According to the provisions of the articles of association of the company, Party B should finish invest timely and complete. And maintained its integrity in addition to do not show any drawing or transfer of assets behavior;

4.1.5 Parties to this Agreement does not violate any of the applicable laws, regulations, rules or orders, and have received or will receive all the necessary government authorities for approval or registration / filing; such transactions also does not violate any to Party B, Target Corp as an object or Party B, Target Corp for any contract, a party or the assets of a binding agreement or other documents, and have obtained agree with all required third party

Share Purchase Agreement	Confidential

The 4.1.6 Unless otherwise expressly agreed, provisions agreement of each of the representations and warranties shall be deemed to the signing of this agreement, the delivery date and delivery on the date of completion was reiterated

4.2 To fulfill the purposes of this agreement, Party B and the Target Corp jointly to the party represent and warrants as follows

4.2.1 Target Corp provides Party A with the authenticity, accuracy and integrity of the register of shareholders to reflect all the shareholders and the equity of the Target Corp status.

4.2.2 Target Corp has fully and completely disclosed business operation status and its risk to Party A, and there is no any other things that will damage Party A or put it at risk.

4.2.3 For the implementation of this agreement, Target Corp need to provide the documents, data and information are true, complete and accurate reflection of the Target Corp's financial situation and operating results in the corresponding period.

4.2.4 Target Corp establishes its enterprise according to the conditions and procedures prescribed by Chinese legally, and make sure its establishment and survive has\obtained all necessary government approvals and permits

4.2.5 Unless specified disclosure cases to Party A otherwise, the Target Corp has no other non-disclosed Associate Companies to Party A

4.2.6 Unless specified disclosure cases to Party A otherwise, the Target Corp has no other not disclosed subsidiary company to Party A. Target Corp has complete and sufficient ownership under its name property and debt. Target Corp does not have any form of guarantee has not set up the property mortgage, pledge, lien, a deposit or other real right for security, also does not exist any form of the common right of ownership or other third party

4.2.7 Target Corp have made use in the management of patent, trademark ownership and use, non-patented technology and other intellectual property rights. Target Corp have the right to use, through the implementation of, licensing, license implementation, transfer any lawful means to obtain commercial interests by Target Corp all or part of the intellectual property rights

Share Purchase Agreement	Confidential

4.2.8 Target Corp use patent, trademark, non-patent technology of any intellectual property does not infringe the rights of any third party, without the presence of any use of the individual or entity company of intellectual property rights make any claim, or any related license or agreement, effective legal question or doubt, Target Corp will continue to have / use it now owns and / or the use of all the intellectual property rights

4.2.9 Target Corp without any significant debt that will affect their daily business develop normally and contingent liabilities

4.2.10 Target Corp should always comply with the tax laws, tax and tax departments since its inception to the completion date, clear pay all fees and make sure it has been paid in full, not received tax or any other authority department issued a collection of documents, and not because of tax problems by any adversely affect the punishment to the transaction, not there are unsettled to this transaction and adversely affected tax investigation or dispute

4.2.11 Target Corp does not have illegal acts, not under judicial or administrative punishment to the relevant competent departments or any other organs of power

4.2.12 Target Corp that in any court, arbitration tribunal or the administrative organs are not open to or threaten Target Corp and may prohibit the formation of this agreement or otherwise affect the validity of this agreement or the execution of litigation, arbitration or other proceedings; Party B and Target Corp do not know any existing litigation, arbitration or administrative procedure of punishment that may dispute illegal behavior

4.2.13 Target Corp has complied with all the provisions of the Chinese laws relating to employment, housing provident fund management, timely and full payment of wages and other remuneration, and pay all as an employer shall pay for the employee's social insurance and housing provident fund and other related costs, does not exist for non-payment or outstanding behavior

Share Purchase Agreement	Confidential

4.2.14 Up to the date of signing of this agreement, the Target Corp and its employees or former employees does not exist any pending labor dispute arbitration or litigation

4.2.15 In order to maintain normal operation, Target Corp has maintained its business within the scope of business license, any concession (if any), approved by the government, such licenses, franchise (if any), approved by the government always retains its full effect, Party B and Target Corp should ensure there is no any not disclosed to Party A which may cause any such license, concession or government approved the validity of impaired causes. Party B guarantees that the item company holds a 10 MW photovoltaic power plant project has obtained all necessary relevant approval procedures and operating procedures, including but not limited to: project archival filing registration approval document, project documents, documents of project construction stage, grid or operations of phase instruments books, the project construction of legal compliance

4.2.16 In addition to Party A disclosure of the case, the Target Corp has not reached or sign any loans (including corporate bonds and other debt related contract) or debt contract

4.2.17 In addition to Party A disclosure of the case, the Target Corp is not associated with any party to reach or sign any contract or commercial arrangements

4.2.18 Target Corp doses not have the deal between respective directors and senior managers or form any loans or loan arrangement

4.2.19 loss or damages in lawsuits that damages Target Corp due to lack of the written consent from Party A shall be borne by Party B

4.2.20 Losses due to fire or other majeure force caused to the Target Corp property before delivery completion date shall be borne by Party B.

4.2.21 Party B guarantees that the project 10MW generating capacity of not less than 14.08 KWH in the first year, Party B shall assume joint responsibility to ensure that the power output and income

4.2.22 Party B guarantees that company complies with all applicable environmental laws and shall not be in violation of any of the law in any of the major aspects, and holds the legally required environmental permits operation obtained and not any of the license violation in any major aspect

Share Purchase Agreement	Confidential

4.2.23 Unless otherwise expressly agreed of this Agreement, each of the representations and warranties shall be deemed to the signing of this agreement, the delivery date and completion date was reiterated

4.3 The parties promise that since the date of signing of this agreement, each party shall promptly disclose in writing to the other party once aware of any violation of the provisions of this Agreement and any representations and warranties

4.4 It is defined as a transition period since the date of signal to the date of completion. During this period, Party A can be sending personnel to the Target Corp, began to participate in the field to understand the Target Corp management, continue to perform the duty of loyalty and duty of diligence, the Target Corp of Party B shall have the obligation to supervise the nomination and appointment to the Target Corp's directors and senior management at the same time, prior to delivery finish date, without Party A's prior written consent or requirements, the Target Corp shall not engage in or a commitment to engage in the following activities:

4.4.1 Any increase, reduce, transfer, pledge or other disposition, or authorize any options or rights of any equity interests, or the occurrence of debt convertible into equity in registered capital;

     4.4.2 Any merger, sale of assets or overall transfer of businesses, suspend operations or other similar acts which can cause any significant change to the company's organization and operation;

     4.4.3 Any acquisitions of equity or assets or make any disposition or change to its existing assets or investments;

     4.4.4 Any borrowing, debt obligations or external security behavior;

4.4.5 Declare or pay any dividend or distribute profits in any other way or pay high compensation or other high remuneration to the directors, supervisors and senior management personnel;

4.4.6 Any sale, lease, transfer, or set the mortgage, pledge, lien and any other security interest or any other manner dispose of the target company's assets or business;

     4.4.7 Compromise, reconciliation, relief, relieve or mediation with the target company of any related litigation, arbitration or other proceedings, thereby increasing the burden on the target company or liabilities;

4.4.8 Take any other actions of conflict or violation of this agreement or that may affect the completion of this transaction or the actions subsisting;

Share Purchase Agreement	Confidential

     4.4.9 Except for this Agreement any other modification of the articles of association or other organizational documents;

4.4.10 Change board seats;

4.4.11 Any significant change on audit firm or any accounting system and policies.

Article V Confidentiality clause

     5.1 In addition to the party providing the information to the contrary written statements, both for the performance of this contract, or to allow the other party to the other party knows the information is confidential information belonging to the party.

     5.2 Regardless of the reasons why public information, the information which has been disclosed to the public, from the date of disclosure will no longer belongs to confidential information.

     5.3 Without any written permission one opposition party should not reveal any confidential information to any third part, including contract itself; Except for the performance of its obligations under this contract, any party should not use another party’s confidential information.

5.4 Each party shall be responsible for the same should bound its employees to fulfill all the obligations under the contract of agreed confidentiality duty.

     5.5 Any party disclosure under the following circumstances or use of confidential information of the other party should not be considered as violation of the obligation of confidentiality provisions of this article:

(1) In order to fulfill obligations of this contract;

     (2) Any party is entitled to disclose in accordance with national laws, regulations, or under the requirement of powered state organs;

     (3) The written permission of the other party to a third party disclosure.

      5.6 After termination of the contract the terms still have legal force.

Article VI Agreement termination and Violation responsibility

     6.1 Except for any other agreement, any party in violation of any of its guarantee under this Agreement, or any other provision of the agreement, thereby causing the other party for any costs, liability or suffered any direct economic losses, the defaulting party shall compensate for any of the above costs, liability or damages to other parties. The compensation shall be equal to the actual loss occurs due to the non-breaching party suffered breach and all deprived deserved benefits.

Share Purchase Agreement	Confidential

6.2 If Party A fails unjustified payments on time under this Agreement, Party B agreed to give ten (10) business days of payment grace period ("grace period"), if Party A has not yet pay within the grace period, since the starting date of the grace period, Party B is entitled to a daily late fee by three times of bank loan interest rate Until all deal with payment. In the above-mentioned grace period, if the Party A has not yet paid the sums due, Party B has the rights to terminate this contract; Meanwhile, Party B will return the relevant funds which have been paid. Except for the failure of completing the period of this agreement out of the party B or the target company’s reason.

6.3 If one of the following situations occurs, Party B is entitled to request a full refund of interest on bank loans over the same period in prepayments of principal and interest arising from prepayments of principal calculated:

(1) After the advance payment to Party B, or within the extension period of the term of this Agreement, Party B remove the "Equity Purchase Agreement" and terminate this goal tender offer out of reasons not attributable to the Party A's request to.

(2) Since prepayment from Party A, or according to the extension of the term of this agreement, the two parties meet the closing conditions but refuse to apply the equity change registration which causes no delivery.

(3) If, after advance payment from the Party, Party B fails to satisfy all closing conditions, the parties agree and acknowledge that automatically gives some time to Party B to satisfy closing conditions. If Party is still unable to meet the closing conditions within this period, and lead to delay or change of registration or failure of stake delivery (unless further appropriate postponed for technical reasons), in addition to Party B agreed to further delay in order to satisfy closing conditions or exemptions Party meet all or part of the closing conditions or Party B agrees to further extension handle equity change of registration outside (in this case in accordance with the requirements of Party B shall continue to fulfill its obligations, including delivery, including under "Equity purchase Agreement" entry), Party B is entitled to request a full refund of the prepayment of principal and prepayments interest generated by the gold bank lending rate calculation.

(4) Since advance payment from Party B, or in accordance with the extension of the term of this Agreement, this Agreement is unable to perform due to force majeure reason or continue to perform under this Agreement will enable the purpose can not be achieved , either party shall be entitled to demand the lifting of this Agreement and the termination of this equity acquisition targets, while Party B is entitled to request a full refund with interest rates for bank loans and prepayments of principal prepayments calculations generated by the principal.

Share Purchase Agreement	Confidential

Article VII Law application and dispute resolution

    7.1 This contract is applicable to People's Republic of China law, and subject to its jurisdiction.

   7.2 Agreement dispute shall be resolved through friendly consultations within parties. If it can not be resolved, either party may apply to the people's court has jurisdiction over the location of the plaintiff's lawsuit.

7.3 During the lawsuit proceedings, the uncontroversial terms of the contract will still be fulfilled.

Article VIII General Conditions

8.1 Contract Integrity

     This is a consensual contract of parties. It supersedes all prior or contemporaneous oral or written communications, proposals, representations and warranties. The relevant quote, order, acknowledgment, or other communication between the parties on this contract in the contents has any conflict with this contract, are all in accordance with this contract.

8.2 Force Majeure

     In this contract, force majeure means unforeseeable, unavoidable and insurmountable objective conditions, including: war, fire, floods, typhoons, earthquakes, policy changes or other events of force majeure. After the above force majeure, the party affected by force majeure shall notify the other parties immediately. And the party affected by force majeure shall provide proof of the competent authorities within 15 days after the incident eliminated. After providing proof of the foregoing, force majeure party does not bear the liability of violation.

8.3 Severability

     If any provision of this contract as a result of any causes in whole or in part invalid, the other provisions of this contract remains the original effect and should be fulfilled.

8.4 Title

     The title of this contract for convenience only and shall not affect the interpretation of any provision of this contract.

Share Purchase Agreement	Confidential

Article IX Others

   This agreement is signed and sealed by the parties and has six copies. Both Parties A and B hold two copies. The Target Company, Party C hold one copy respectively. All these copies have the same legal effect.

(No text below)

(This is the signature page)

Party A: SPI Solar Power Suzhou Co., Ltd.

Legal representative or authorized representative:

October 22, 2014 (seal)

B: Liaoning Xinda New Energy Investment Co., Ltd.

Legal representative or authorized representative:

October 22, 2014 (seal)

Target Company: Chaoyang Tinahua Solar New Energy Investment Co., Ltd.

Legal representative or authorized representative:

October 22, 2014 (seal)

Party C: State Energy Photovoltaic Co., Ltd.

Legal representative or authorized representative:

October 22, 2014 (seal)

Annex I: Disclosure Letter